Exhibit 10.2

[CDI Letterhead]

May 18, 2011

Phil Clark

xxxxxxxxxxxx

xxxxxxxxxxxx

Dear Phil:

I am pleased to confirm our offer to you as Executive Vice President, Global Business Development and Operations, reporting to me. Your first day of employment will be as of May 31, 2011.

Your annual salary will be $450,000 (or $17,307.69 on a bi-weekly basis). Contingent upon company and individual performance, pursuant to the Company’s Short-Term Incentive Program you will be eligible for an annual bonus target equivalent to 70% of your annual base salary. Since you are starting within the 2011 calendar year your 2011 bonus will be pro-rated from your start date with the Company. In addition, you will receive an initial annual equity grant with a value of 100% of your base salary as determined by the Compensation Committee of the Company. The grants will be made at the time, in the form of, and with the terms and conditions determined by the Compensation Committee for the 2011 annual grants to the executive management group of the Company.

You are also eligible for our Executive Stock Purchase Opportunity Program. This programs provides that for each share of CDI Common Stock that you purchase – up to 20,000 shares – within a twenty day period following the start of your employment, the Company will grant you 0.4 shares of time-vested deferred stock which will vest at the rate of 20% per year over five years, so long as you retain all the shares purchased. If at any time during the five years you sell or transfer any of the 20,000 shares, then the remaining unvested shares of Deferred Stock will be forfeited. Your ability to sell the shares will be subject to CDI’s ownership and holding requirements.

You will be eligible to participate in CDI’s Employee Benefits Program. A summary of benefits is enclosed. A benefits enrollment package will follow under separate cover. Please note that the Company reserves the right to amend or terminate benefits and incentive plans in accordance with the terms of those plans.

You will be eligible for participation in the Executive Severance Program and your time as a consultant to the Company will be credited toward the condition of one year of service. Note, your employment status with the Company will be “employment at-will,” which means there is no guarantee of employment for any specified period of time and both the employee and/or the Company can terminate the employment relationship at any time, with or without cause. This “employment at-will” status cannot be changed except in a written agreement.

Please also note that this offer is contingent on satisfactory results (as determined by the Company in its sole discretion) from a background check and drug test. Enclosed is an authorization to perform the background check. We will also provide to you the information necessary to complete your drug test.

I look forward to having you join the CDI Team. Please acknowledge your acceptance of this offer in the space provided below and sign the accompanying Employment Agreement.

Sincerely,

/s/ Paulett Eberhart

Paulett Eberhart
President and CEO

ACCEPTANCE ACKNOWLEDGEMENT

/s/ Philip L. Clark	Date May 30 , 2011
Phil Clark

E M P L O Y M E N T    A G R E E M E N T

General Information

Employer: CDI Corporation.

Employee: Philip L. Clark

Employee Address: xxxxxxxxxxxxxxxxx

Effective Date of Agreement: May 31, 2011

Terms and Conditions

Throughout this Agreement, the Employer will be referred to as “we”, “us” or “our” and the Employee will be referred to as “you” or “your”. The above General Information, these Terms and Conditions, the compensation agreed upon between you and us (which is presumed to be the compensation we pay you), those benefits for which you are eligible under our benefit programs (as they may be modified from time to time) and any schedules or attachments, together make up the Employee’s Employment Agreement (“Agreement”).

1. Services to be Rendered. As our Employee, you agree to use your best efforts to perform those services for us as we may reasonably direct and to supervise and direct all personnel employed by us who are under your control. You agree that you will not during the term of this Agreement, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without our prior written consent.

2. Company Policies. You agree to abide by and comply with all of our practices and policies.

3. Confidentiality and Property Rights.

(a) You acknowledge that in the course of your employment by us you will have access to and be exposed to valuable confidential and trade secret information of ours and our customers. You agree, during the term of your employment and forever thereafter, to keep confidential all information and material of ours, or our customers (“Confidential Information”) that relates to our’ customers’ business, employees, customers, vendors or other parties we do business with and excluding only information that is or becomes public knowledge through no fault or participation by you or information which we no longer treat as confidential. You agree to keep in strictest confidence and not to disclose, use, copy or make available to others any Confidential Information except as is required in the course of your performing services hereunder or with our prior written permission. Nothing contained in this Section 3(a) shall be construed to restrict your right to discuss your working conditions with others.

(b) All documents, manuals, bids, contracts, financial data, customer lists and information, employee and applicant lists and information, systems for recruitment and sales, equipment, hardware, software, source code, data bases, designs, drawings, plans, data and

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the like (including all copies thereof), relating to our business, or our customers’ business, which you use, prepare or come into contact with, will remain our or our customers’ exclusive property and must be returned to us promptly upon our request or upon termination of your employment with us for any reason.

(c) You agree that all work product, inventions, innovations, concepts, developments, designs, processes, procedures and improvements (“Inventions”) which are made or conceived by you, under your direction or by you jointly with others during the course of your employment with us or within six months after the termination of your employment with us (including Inventions created outside of working hours), whether or not patentable or copyrightable, will be work made for hire and our sole property if related to our business or if created using our resources. You also agree that any copyrights and other proprietary interests in such Inventions will belong to us, and you will promptly and completely disclose and assign all those Inventions to us. You agree that, from time to time as we may request, you will sign all documents and do all other things which may be necessary to secure or establish our ownership of such Inventions and we will reimburse you for the actual and reasonable expenses you incur in this regard. Your knowledge base, experience, expertise and skillsets will belong exclusively to you and are excluded from this Agreement. Any of your Inventions which were recorded or written by you before entering into this Agreement are also excluded from this Agreement and shall belong to you provided that you do not incorporate any such Inventions into any work product created for us.

(d) The provisions of this Section 3 are for our benefit and we will have all rights and remedies to enforce such provisions. Where a provision grants rights alternatively to us or our customers, we shall determine in our sole discretion, the appropriate allocation of such rights.

4. Restrictive Covenants. You acknowledge that, as part of our management team, you will be put in a position of trust and confidence and have access to Confidential Information, including information about our operations and employees, you will be in contact with customers and prospective customers, you will participate in the preparation and submission of bids and proposals to customers and prospective customers, and you will have a role in the formulation and implementation of our strategic plans. Accordingly, for good and valuable consideration, the adequacy of which is hereby acknowledged by you, you specifically agree that it is both reasonable and essential for the protection of our business interests that you agree to the restrictions set forth in Section 5 and Section 6 below.

5. Restrictions Against Post-Employment Solicitation.

(a) If your employment is terminated for any reason, including resignation by you or termination by us, with or without Cause (see Section 8(a) below), then for a period of one (1) year immediately following the termination of your employment, you agree that you will not, on your own or on behalf of or in connection with anyone else:

(i) directly or indirectly solicit, interfere with or attempt to entice away from us, any employee of ours; or

(ii) directly or indirectly solicit, interfere with or attempt to entice away from us, for the purpose of providing services which are competitive to any services we performed in the six months prior to your termination: (x) any individual, business or entity that became a customer

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of ours as a result of your efforts individually or jointly, (y) any customer whom you serviced while you were employed by us if they are a then-current customer of ours, or (z) any individual, business or entity whom you solicited, or participated in soliciting, during the last twelve months that you were employed by us. You specifically agree that this subsection 5(a)(ii) is necessary to protect, among other things, the following trade secrets belonging to us: customer list, including the names, addresses and identity of all customers who have sought to fill assignments through us within the six months prior to your termination and including the names, addresses and identity of all applicant customers of ours.

(b) You agree that the time periods for your obligations set forth in this Section 5 will be extended to include any period of time during which you engage in activities constituting a violation of this Section 5.

(c) Where any portion of this Section 5 is determined to be invalid by a court of competent jurisdiction, you and we agree that it is our mutual desire and intention that such court modify the invalid portion by making the narrowest possible change which will result in validity of the provision. Any such invalidity shall not affect the validity of any of the other portions of this Section 5 or any other part of this Agreement.

6. Restrictions on Post-Employment Competition.

(a) If your employment is terminated for any reason, including resignation by you or termination by us, with or without Cause, then for the applicable time period set forth in subsection (b) below, you agree that you will not, within the Territory (defined below), as an employee, agent, representative, consultant, independent contractor or in any other capacity or manner whatsoever, perform services or assist another to perform services on behalf of any Competing Business (defined below), where the services you perform or assist another to perform are the same as, substantially similar to or related to the services you performed as our employee. You may not do indirectly under this provision what you are prohibited from doing directly. Accordingly, your supervision or coaching of another person who performs services which are the same as, substantially similar or related to services you performed as our employee is prohibited. So, too, is your performance of services which violate this provision even though you may perform additional services for the Competing Business which do not violate this provision.

(b) (i) If your employment is terminated by us other than for Cause and under our policy you are eligible to receive a severance package as defined in the Executive Severance Program, subsection (a) above shall extend for the same period that you are eligible to receive severance payments under that package. In order to receive that package, you will be required to sign an agreement in such form as we may prescribe that will contain, among other things, a Release and Waiver of Claims and a restatement of your obligations under this Section 6. The severance payments will constitute consideration for the Release and will constitute additional consideration for the performance of your obligations under this Section 6. Any decision by you not to accept severance under our approved severance package will not affect the validity or enforceability of this Section 6.

(ii) If your employment is terminated by us other than for Cause and you are not eligible to receive a severance package, or if you resign your employment, then provided that we notify you in writing within fourteen days following your termination, subsection (a) above

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shall extend for so long as we pay you periodic amounts equal to the rate of your salary at the time of your termination in the case your employment is terminated by us, or one-half of the rate of base salary you were being paid at the time of your termination in the case you resign, for a period of time not to exceed six months; provided that we may discontinue such periodic payments at any time upon 30 days written notice to you and your obligations under subsection (a) above shall cease.

(iii) If your employment is terminated for Cause, then subsection (a) above shall extend for six months following the last date of your employment.

(c) (i) “Territory” means anywhere in the world.

(ii) “Competing Business” means any person, business or other enterprise which provides: (A) candidates or personnel to customers on a direct, contract or temporary basis; which provides technology and/or administration to assist in the coordination of such services provided by multiple vendors; or which provides services related to either of these; (B) engineering, design, drafting, construction management or related services to customers in the government sector (including the military) or in the aerospace, chemicals, refining, pipeline, power generation, telecommunications, infrastructure, heavy manufacturing, gas gathering and processing, life sciences industry; (C) systems and network support, upgrades and migrations; desk-side support; help desk support; data processing; software development or related services; or which provides technology and/or administration to assist in the coordination of staffing services provided by multiple vendors; or (D) any other services provided to customers by the Company in the last twelve months of your employment.

(d) You agree that the time periods for your obligations set forth in this Section 6 will be extended to include any period of time during which you engage in activities constituting a violation of this Section 6.

(e) Where any portion of this Section 6 is determined to be invalid by a court of competent jurisdiction, you and we agree that it is our mutual desire and intention that such court modify the invalid portion by making the narrowest possible change which will result in validity of the provision. Any such invalidity shall not affect the validity of any of the other portions of this Section 6 or any other part of this Agreement.

7. Survival of Certain Provision; Remedies. You and we specifically agree that Sections 3, 4, 5, 6, 7, 9, 10 and 11 of this Agreement are considered as agreements independent of any other provisions of this Agreement and that they will survive, and be enforceable following, termination of this Agreement or your employment hereunder. Also, you and we agree that the existence of a claim which you might allege against us, whether based on this Agreement or otherwise, will not prevent us from enforcing these provisions. Further, you and we both recognize that, if the above provisions are violated, remedies which would typically be available to us for contract breach would be inadequate. Therefore, you and we agree that we will have the right to obtain injunctive or other equitable relief against you, and any other person who may be involved or connected with you, in the event that these provisions are breached. These rights will be in addition to any other rights which we may have under law.

In the event that we institute legal action against you to enforce any of Sections 3, 4, 5 or 6, and in the event that such action leads to or results in a decision or settlement in our favor,

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you agree to fully reimburse us for our legal fees and related costs involved in our pursuing such action against you.

At or prior to the Effective Date of this Agreement, we advised you of the terms and conditions set forth in this Agreement and that they would be embodied in this written Agreement, and you acknowledge that you did then agree to accept such terms and conditions and to execute this Agreement as a condition of your employment.

8. Termination. This Agreement may be terminated in any of the following four ways:

(a) We will have the right at any time to terminate this Agreement for Cause. “Cause” means (i) your conviction of, or entry of a plea of either guilty or no contest to a charge of, commission of a felony or crime involving moral turpitude, or your commission of any act of fraud, embezzlement, misappropriation of Company property or breach of fiduciary duty against the Company that adversely affects the Company in any material respect; (ii) your willful failure or refusal to satisfactorily perform in any material respect such services as may be reasonably assigned to Executive, consistent with your position; (iii) your willful misconduct or gross negligence in connection with the performance of your duties that adversely affects Executive’s ability to perform her duties for the Company or adversely affects the Company in any material respect, (iv) your use (including being under the influence) of illegal drugs or alcohol on the Company’s premises or while performing your duties and responsibilities (moderate consumption of alcohol at Company events will not constitute a violation of this provision); or (v) your material breach of any of the terms or conditions of this Agreement. Notwithstanding anything contained herein to the contrary, your employment may not be terminated for Cause pursuant to clause (ii), (iii) or (v) above unless (a) the Company provides your with written notice of the decision to terminate your employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision; and (b) if such act or failure to act is capable of being cured, you fail to cure any such act or failure to act to the reasonable satisfaction of the Company within ten days after such notice. For purposes of this Agreement, no act or failure to act, on your part, will be considered “willful” unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was legal, proper, and in the best interests of the Company. In the event that this Agreement is terminated for Cause, you will be paid your salary and bonus through the date of termination.

(b) You and we agree that your employment with us is on an at-will basis. Accordingly, in addition to our right, described above, to terminate your employment for Cause, you or we may terminate your employment at any time without Cause, for any reason whatsoever, and without being required to specify a reason for the termination to the other. For such terminations, both you and we do agree, however, to give the other fourteen (14) calendar days’ advance notice (“Notice Period”) of such termination. Regardless of which party gives this notice, we will have the option of terminating your services at any time prior to the date of termination set forth in such notice provided, however, that in such event we will pay your pro rated compensation (but not benefits) for the Notice Period.

(c) Your resignation.

(d) Your employment will automatically terminate upon your death and may be terminated by us if it is determined that you are unable to perform your job due to a disability (i.e., your suffering from an injury, illness or impairment such that you are unable to perform the

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essential functions of your job after reasonable accommodation for a period in excess of that permissible under applicable state or federal law).

9. Validity of Terms. If any term or provision of this Agreement shall be held void, illegal, unenforceable or in conflict with any federal, state or local law applicable to this Agreement, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby.

10. Waiver of Jury Trial. Each party agrees to waive any right it may have to a jury trial with respect to any dispute, statutory or common law claim against the other that it may have now or that it may have in the future relating to unlawful discrimination, harassment, any of the terms and conditions of employment (including but not limited to hiring, promotion, pay and termination decisions) or any other dispute whatsoever. This jury waiver includes, but is not limited to, any of the claims under the Age Discrimination in Employment Act. Each party agrees that any claim it may wish to assert in a lawsuit or other case filed in court will be heard by a judge of the court, who will decide the case without a jury. You understand that you would not be hired and/or remain employed by us absent your signing this waiver.

11. Other Agreements. By signing this Agreement, you represent and warrant to us that you are not bound by any other agreement, written or oral, which would preclude you from entering into this Agreement. You also represent that you will not utilize, in connection with your employment under this Agreement, any materials which may be construed to be confidential to a competitor of ours. In the event of a breach by you of this provision which results in damage to us, you agree to indemnify and hold us harmless with respect to such damage and its associated costs, including reasonable attorney’s fees. You also agree that such breach will warrant a termination of your employment for Cause.

12. Amendment. This Agreement can be changed through a written amendment signed by both parties hereto.

13. Choice of Law, Jurisdiction and Venue. The parties acknowledge and agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to its choice of law rules), and that the state and federal court for Philadelphia County, Pennsylvania shall have exclusive jurisdiction and venue over any suit, claim or proceeding between the parties, including any claims arising out of or relating to this Agreement or its enforcement.

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14. Entire Agreement. The General Information, these Terms and Conditions, the agreed upon compensation and benefits terms as set forth in your offer letter, together with any schedules or other exhibits which are specifically included set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written with respect to the subject matter hereto.

You acknowledge that you have read and understand all of the provisions of this Agreement and that such provisions, specifically including but not limited to the Restrictive Covenants and Termination provisions, are reasonable and you agree to be bound by them.

You and we have executed this Agreement, intending to be legally bound by it.

EMPLOYER		EMPLOYEE

By:	/s/ Paulett Eberhart	/s/ Philip L. Clark

Print Name: Paulett Eberhart		Print Name: Philip L. Clark

Date:		Date:	June 1, 2011